Exhibit 23.3


                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-101150 of Kroll Inc. on Form S-3 of our report dated August 30, 2002 (September 5, 2002 as to Note 16) related to the combined financial statements of Zolfo Cooper, LLC and Affiliates as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in Amendment No. 2 to Registration Statement No. 333-99203 of Kroll Inc. on Form S-3 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP

New York, New York
March 3, 2003